Exhibit 99.1

Nuvve Grows Board of Directors with Appointment of Rashida La Lande from Kraft Heinz

La Lande brings bring global leadership expertise in consumer products, retail, financial services, and technology industries.

SAN DIEGO, Calif. (January 14, 2022) — Nuvve Holding Corp. (Nuvve) (Nasdaq: NVVE), a global cleantech company electrifying the planet at the intersection of energy and transportation through its intelligent energy platform, today announced the appointment of Rashida La Lande to Nuvve’s Board of Directors.

La Lande currently serves as Executive Vice President, Global General Counsel and Chief Sustainability and Government Affairs Officer for The Kraft Heinz Company (Nasdaq: KHC). In addition to her general counsel duties, she leads all corporate environmental social responsibility and government affairs functions.

“We are thrilled to welcome Rashida to the Nuvve Board of Directors,” said Gregory Poilasne, chairman and CEO of Nuvve. “In addition to being a seasoned corporate lawyer, she brings outstanding experience in ESG initiatives and government relations. Her presence on the board will greatly contribute to Nuvve’s future successes.”

Prior to joining Kraft Heinz, La Lande was a partner at the law firm of Gibson, Dunn & Crutcher, where she focused on mergers and acquisitions, leveraged buyouts, private equity deals, and joint ventures. Throughout her career, La Lande has advised companies and private equity sponsors in various industries including consumer products, retail, financial services, and technology.

"I have long shared Nuvve’s belief that technology has the potential to lessen climate impact while addressing changing consumer needs,” said La Lande. “Companies like Nuvve can leverage the power of their people and IP to drive massive positive impact for communities around the planet, something I am passionate about. It is an honor to join Nuvve’s Board of Directors and I look forward to working with the company."

La Lande’s focus on ESG extends to nonprofit board service including her roles with two youth-focused nonprofit organizations: The Allen Stevenson School and The Brotherhood Sister Sol, both based in New York City. She also dedicates time to address needs in the food insecurity space, an area that has been exacerbated by the pandemic.
She has been recognized by Black Enterprise as one of the 50 Most Powerful Women in Corporate America, was named a Top Corporate Counsel by WomenInc., has been honored by the Council for Urban Professional Legal Leaders, and was named a Leading Attorney in Corporate Law by The Best Lawyers in America.

“I am delighted to welcome Rashida to Nuvve’s Board of Directors,” said Richard A. Ashby, Nuvve’s Chairman of the Governance & Nominating Committee. “Rashida’s extensive legal, regulatory, M&A, and ESG expertise is a great addition to our board and we are looking forward to her insights and perspectives as we advance our strategy.”

About Nuvve Holding Corp.
Nuvve Holding Corp. (Nasdaq: NVVE) is leading the electrification of the planet, beginning with transportation, through its intelligent energy platform. Combining the world’s most advanced vehicle-to-grid (V2G) technology and an ecosystem of electrification partners, Nuvve dynamically manages power among electric vehicle (EV) batteries and the grid to deliver new value to EV owners, accelerate the adoption of EVs, and support the world’s transition to clean energy. By transforming EVs into mobile energy storage assets and networking battery capacity to support shifting energy needs, Nuvve is making the grid more resilient, enhancing sustainable transportation, and supporting energy equity in an electrified world. Since its founding in 2010, Nuvve has successfully deployed V2G on five continents and offers turnkey electrification solutions for fleets of all types. Nuvve is headquartered in San Diego, California, and can be found online at nuvve.com.

Nuvve and associated logos are among the trademarks of Nuvve and/or its affiliates in the United States, certain other countries and/or the EU. Any other trademarks or trade names mentioned are the property of their respective owners.

Nuvve Press Contact

(W)right On Communications
Chance Shay
cshay@wrightoncomm.com
+1 619-980-5556

Nuvve Investor Contact

ICR Inc.
nuvve@icrinc.com
+1 646-200-8872

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